Exhibit 99.1

Pernix Therapeutics Reports Second Quarter 2018
Financial Results

MORRISTOWN, NJ - August 9, 2018 -- Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX), a specialty pharmaceutical company, announced today its financial results for the three and six months ended June 30, 2018.

Second Quarter 2018 Financial Highlights
  Second quarter 2018 net revenues were $21.1 million, a 39% decrease from $34.3 million in the second quarter of 2017, comprised of higher net revenues of Zohydro® ER (hydrocodone bitartrate) with BeadTek®, Silenor® (doxepin) and an authorized generic of Treximet® (sumatriptan/naproxen sodium), offset by lower net revenues of branded Treximet and certain discontinued non-core products.
  Second quarter 2018 selling, general and administrative expense decreased by 4% to $18.3 million, as compared to the prior year period.
  Net loss for the second quarter of 2018 was $13.5 million, as compared to a net loss of $21.6 million in the prior year period.
  Second quarter 2018 adjusted EBITDA was $(0.2) million, as compared to adjusted EBITDA of $5.7 million in the prior year period.

Business Update
  Nalpropion Pharmaceuticals, Inc. ("Nalpropion"), capitalized by Pernix and two leading investment management firms, acquired certain assets of Orexigen Therapeutics, Inc. ("Orexigen"), including worldwide rights to Contrave® (naltrexone HCl / bupropion HCl), a market-leading, prescription-only weight loss medication, for $73.5 million.
    Pernix will receive a management fee equal to 5% of net sales derived by Nalpropion and reimbursement of certain shared services expenses at cost.
    Pernix will assume responsibility for product distribution in the United States and manage Nalpropion for an initial term of two years.
    Pernix invested 10% of the capital required to fund the purchase price and working capital needs, or approximately $9.2 million, funded through a draw under its existing delayed draw term loan facility.
    In addition, Pernix has two purchase options to acquire up to 49.9% and 100% of Nalpropion at specified time periods and purchase prices.
  Zohydro ER TRx increased 6% year-over-year in the second quarter of 2018.
  Silenor TRx increased 4% year-over-year in the second quarter of 2018.
  Treximet authorized generic generated $3 million in net revenues in its first full quarter on the market.
  On August 1, 2018, Pernix announced it had entered into a series of transactions aimed at strengthening its balance sheet and improving financial flexibility:
    Pernix entered into exchange agreements ("Exchange Agreements") with certain holders of Pernix's outstanding 12% Senior Secured Notes due 2020 (the "Senior Secured Notes") pursuant to which $12.2 million of principal amount, plus certain accrued and unpaid interest, was exchanged for newly issued shares of common stock and shares of a newly created class of convertible preferred stock.
    Pernix also entered into an amendment to the asset-based revolving credit facility agreement (the "ABL Facility") by and among Pernix, the guarantors and lenders and agent parties thereto, as well as an amendment to the delayed draw term loan facility, in each case, to enhance Pernix's liquidity position.

"We believe that our participation in Nalpropion and the acquisition of Contrave® provides an attractive opportunity to further enhance our financial profile and create sustainable enterprise value," said John Sedor, Chairman and Chief Executive Officer of Pernix Therapeutics. "Importantly Pernix will recognize immediate benefits from this transaction, as we will receive a management fee and shared services reimbursement, while also having the opportunity to acquire up to 100% of the rights to Contrave over time."

"In regard to our existing business, we anticipated the loss of exclusivity of branded Treximet and proactively realigned our business to focus on Zohydro ER and Silenor. Notably, net revenues of both Zohydro ER and Silenor increased more than 20% year-over-year in the second quarter."

Financial Results

Three Months Ended June 30, 2018 vs. June 30, 2017

For the second quarter of 2018, net revenues were $21.1 million, a 39% decrease from the $34.3 million in the second quarter of 2017. A summary of net revenues is outlined below:

	Three Months Ended
Amounts in ($000's)	June 30,		Increase
	2018	2017	(Decrease)	Percent
Net Revenues:
Treximet	$1,559	$16,840	$(15,281)	-91%
Treximet Authorized Generic	3,035	-	3,035	*
Zohydro ER	8,257	6,454	1,803	28%
Silenor	6,355	5,150	1,205	23%
Other products	1,635	5,800	(4,165)	-72%
Net product revenues	20,841	34,244	(13,403)	-39%
Co-promotion and other revenue	247	72	175	243%
Total net revenues	$21,088	$34,316	$(13,228)	-39%
* Not Meaningful

Treximet brand net revenues decreased by $15.3 million, or 91%, during the three months ended June 30, 2018, compared to the three months ended June 30, 2017, due to the loss of exclusivity of Treximet in February 2018, as Pernix experienced generic competition, including the company's own authorized generic ("AG"), which was launched on February 15, 2018. Pernix expects that future Treximet brand revenues will continue to decrease year-over-year due to the loss of exclusivity.

Treximet AG net revenues were $3.0 million during the three months ended June 30, 2018, following its launch on February 15, 2018. There were no sales of Treximet AG prior to its launch.

Zohydro ER net revenues increased by $1.8 million, or 28%, during the three months ended June 30, 2018, compared to the three months ended June 30, 2017. The increase was due to an increase in net price of $1.4 million (primarily related to favorable gross-to-net accrual rates) and sales volume of $400,000.

Silenor net revenues increased by $1.2 million, or 23%, during the three months ended June 30, 2018, compared to the three months ended June 30, 2017. The increase was due to an increase in net price of $700,000 (primarily related to favorable gross-to-net accrual rates) and sales volume of $500,000.

Net product revenues - other decreased by $4.2 million, or 72%, during the three months ended June 30, 2018, compared to the three months ended June 30, 2017. Of this decrease, $2.8 million was due to the discontinuation of products no longer sold by Pernix.

Cost of product sales decreased by $4.9 million, or 47%, during the three months ended June 30, 2018, compared to the three months ended June 30, 2017. The decrease in cost of product sales was due primarily to a $3.7 million decrease in costs associated with the Treximet brand as a result of lower volume due to the entry of generic competition, as well as a $2.3 million decrease in costs associated with our other product revenue category. These decreases were partially offset by increased Zohydro ER, Treximet AG and Silenor product costs of $0.4 million, $0.3 million and $0.4 million, respectively, due to increased volume.

Selling, general and administrative expense decreased by $0.8 million, or 4%, during the three months ended June 30, 2018, compared to the three months ended June 30, 2017. The decrease was driven primarily by lower sales force-related expenses of $1.9 million due to the restructuring announced in January 2018 and lower marketing and selling expenditures of $0.8 million related primarily to the loss of exclusivity of Treximet, partially offset by higher legal fees of $2.1 million related primarily to patent defense and legal settlements.

Research and development expense decreased by $76,000 during the three months ended June 30, 2018, compared to the three months ended June 30, 2017, due primarily to the discontinuation of certain Zohydro-related research projects.

Net loss was $13.5 million, or $1.13 per basic and diluted share, for the three months ended June 30, 2018, compared to a net loss of $21.6 million, or $2.16 per basic and diluted share, in the same period last year.

Adjusted EBITDA was $(0.2) million for the three months ended June 30, 2018, compared to adjusted EBITDA of $5.7 million for three months ended June 30, 2017, a decrease of $5.9 million.

Six Months Ended June 30, 2018 vs. June 30, 2017

For the six months ended June 30, 2018, net revenues were $49.2 million, a 23% decrease from the $64.1 million in the six months ended June 30, 2017. A summary of net revenues is outlined below:

	Six Months Ended
Amounts in ($000's)	June 30,		Increase
	2018	2017	(Decrease)	Percent
Net Revenues:
Treximet	$13,852	$30,610	$(16,758)	-55%
Treximet AG	4,882	-	4,882	*
Zohydro ER	15,282	11,650	3,632	31%
Silenor	11,703	8,699	3,004	35%
Other products	3,152	12,963	(9,811)	-76%
Net product revenues	48,871	63,922	(15,051)	-24%
Co-promotion and other revenue	356	136	220	162%
Total net revenues	$49,227	$64,058	$(14,831)	-23%
* Not Meaningful

Treximet brand net revenues decreased by $16.8 million, or 55%, during the six months ended June 30, 2018, compared to the six months ended June 30, 2017, due to the loss of exclusivity of Treximet in February 2018, as the company experienced generic competition.

Treximet AG net revenues were $4.9 million during the six months ended June 30, 2018, following its launch on February 15, 2018.

Zohydro ER net revenues increased by $3.6 million, or 31%, during the six months ended June 30, 2018, compared to the six months ended June 30, 2017. The increase was due to an increase in net price of $1.2 million (primarily related to favorable gross-to-net accrual rates) and sales volume of $2.4 million. Sales volume was favorably impacted by the relaunch of the 20mg strength of Zohydro ER during the first quarter of 2018.

Silenor net revenues increased by $3.0 million, or 35%, during the six months ended June 30, 2018 compared to the six months ended June 30, 2017. The increase was due to an increase in net price of $1.4 million (primarily related to favorable gross-to-net accrual rates) and sales volume of $1.6 million.

Net product revenues - other decreased by $9.8 million, or 76%, during the six months ended June 30, 2018, compared to the six months ended June 30, 2017. Of this decrease, $7.2 million was due to the discontinuation of products no longer sold by the company.

Cost of product sales decreased by $6.0 million, or 29%, during the six months ended June 30, 2018, compared to the six months ended June 30, 2017. The decrease in cost of product sales was due primarily to a $3.9 million decrease in costs associated with Treximet brand as a result of lower volume due to the entry of generic competition, as well as $3.9 million decrease in costs associated with other product revenue category. These decreases were partially offset by increased Zohydro ER, Treximet AG and Silenor product costs of $0.9 million, $0.4 million and $0.5 million, respectively, due to increased volume.

Selling, general and administrative expense decreased by $3.8 million, or 10%, during the six months ended June 30, 2018, compared to the six months ended June 30, 2017. The decrease was driven primarily by lower sales force-related expenses of $4.2 million due to the restructuring announced in January 2018, lower marketing and selling expenditures of $1.7 million related primarily to the loss of exclusivity of Treximet, as well as $0.6 million of lower spend across numerous areas, partially offset by higher legal fees of $2.7 million related to patent defense and legal settlements.

Research and development expense decreased by $600,000 during the six months ended June 30, 2018, compared to the six months ended June 30, 2017, due primarily to the discontinuation of certain Zohydro-related research projects.

Net loss was $32.1 million, or $2.70 per basic and diluted share, for the six months ended June 30, 2018, compared to a net loss of $51.1 million, or $5.10 per basic and diluted share, in the same period last year.

Adjusted EBITDA was $2.3 million for the six months ended June 30, 2018, compared to adjusted EBITDA of $5.4 million for six months ended June 30, 2017, a decrease of $3.1 million.

Liquidity

As of June 30, 2018, Pernix had cash and cash equivalents of $19.9 million and borrowing availability of $7.9 million under the ABL Facility.

As a result of the Exchange Transactions announced on August 1, 2018, the principal amount of our Senior Secured Notes outstanding at June 30, 2018, was reduced by $12.2 million to $154.5 million, resulting in an annual interest savings of $1.5 million. The amendment to our delayed draw term loan facility provides Pernix with access to up to $5.8 million of the delayed draw feature for working capital purposes, further enhancing the company's liquidity. In addition, the ABL Facility amendment includes changes to the borrowing base calculation, which provides for, among other revisions, the inclusion of Contrave® inventory owned by Pernix going forward. As such, Pernix believes that this amendment will create additional borrowing capacity under the ABL Facility.

Conference Call Date: Time: Toll free (U.S.): International: Conference ID: Webcast:	Thursday, August 9 4:30 PM ET 866-548-4713 323-794-2093 9816665 http://public.viavid.com/index.php?id=130761

About Pernix Therapeutics
Pernix Therapeutics is a specialty pharmaceutical company focused on the acquisition, development and commercialization of prescription drugs, primarily for the U.S. market. The Company is currently focused on the therapeutic areas of pain and neurology, and has an interest in expanding into additional specialty segments. The Company promotes its branded products to physicians through its internal sales force, and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceuticals, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Non-GAAP Financial Measures
To supplement our financial results determined by GAAP, we have disclosed in this Press Release and the tables below adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).

Adjusted EBITDA is a non-GAAP financial measure that excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP.  This non-GAAP financial measure excludes from net loss: interest expense; depreciation and amortization; income tax expense; sale of non-core assets; selling, general and administrative adjustments; change in fair value of contingent consideration; change in fair value of derivative liability; restructuring costs; and foreign currency transactions.  In addition, from time to time in the future there may be other items that we may exclude for the purposes of our use of adjusted EBITDA; likewise, we may in the future cease to exclude items that we have historically excluded for the purpose of adjusted EBITDA.  We believe that adjusted EBITDA provides meaningful supplemental information regarding our operating results because it excludes or adjusts amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization.  We believe that inclusion of adjusted EBITDA provides consistency and comparability with past reports of financial results and provides consistency in calculations by outside analysts reviewing our results.  Accordingly, we believe that adjusted EBITDA is useful to investors in allowing for greater transparency of supplemental information used by management.

We believe that these non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, but there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Adjustment items that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net loss, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as a supplement to GAAP financial measures and by reconciling the non-GAAP financial measure to its most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of the non-GAAP financial measure to its most comparable GAAP financial measure that is included below in this Press Release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements.  These statements reflect the Company's current views, expectations and beliefs concerning future events.  In addition, any statements related to Pernix's future financial performance and the benefits associated with the transactions described herein are forward-looking statements. Such plans, expectations and statements are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company and are subject to significant business, financial, economic, operating, competitive, litigation and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements included herein. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved.  Investors should note that many factors, including the risks and uncertainties in Pernix's business and Pernix's ability to comply with its obligations under the various agreements contained herein , as more fully described in Pernix's filings with the Securities and Exchange Commission ("SEC") (including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 and subsequent filings with the SEC), could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements, such as those contained in this press release.  The forward-looking statements in this press release are qualified by risk factors identified by the Company.  These risk factors, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT
 Investor Relations
Bob Yedid
LifeSci Advisors, LLC
Bob@LifeSciAdvisors.com

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
 (In thousands, except share and per share data)
(Unaudited)
	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$19,925	$32,820
Accounts receivable, net	35,275	45,317
Inventory, net	5,058	5,396
Prepaid expenses and other current assets	6,096	8,628
Income tax receivable	101	123
Total current assets	66,455	92,284

Property and equipment, net	681	752
Goodwill	12,100	12,100
Intangible assets, net	85,424	96,606
Other	1,973	2,263
Total assets	$166,633	$204,005
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$10,797	$7,911
Accrued personnel expenses	3,661	5,748
Accrued allowances	54,020	56,309
Other accrued expenses	3,324	6,909
Interest payable	10,524	10,612
Treximet Secured Notes - current, net	-	3,664
Other liabilities - current	3,765	2,648
Total current liabilities	86,091	93,801

Convertible notes - long-term, net	66,928	65,194
Exchangeable notes - long-term, net	9,016	7,975
Delayed draw term loan - long-term, net	28,183	27,248
Derivative liability	72	93
Contingent consideration	1,501	1,358
Treximet Secured Notes - long-term, net	162,853	163,887
Credit facility	14,185	14,185
Arbitration award	2,000	2,000
Other liabilities - long-term	822	2,521
Total liabilities	371,651	378,262
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.01 par value, authorized 10,000,000 shares;
no shares issued and outstanding	-	-
Common stock, $0.01 par value, 140,000,000 shares authorized, 12,065,487 and 11,841,173 shares issued and outstanding at June 30, 2018 and
December 31, 2017, respectively	121	119
Additional paid-in capital	262,492	261,158
Accumulated other comprehensive loss	-	-
Accumulated deficit	(467,631)	(435,534)
Total stockholders' deficit	(205,018)	(174,257)
Total liabilities and stockholders' deficit	$166,633	$204,005

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Gain
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net revenues	$21,088	$34,316	$49,227	$64,058

Costs and operating expenses:
Cost of product sales	5,569	10,493	14,530	20,533
Selling, general and administrative expense	18,257	19,018	35,540	39,293
Research and development expense	6	82	10	610
Depreciation and amortization expense	1,430	18,215	11,295	36,762
Change in fair value of contingent consideration	(120)	(886)	143	(540)
Restructuring costs	385	31	1,214	131
Total costs and operating expenses	25,527	46,953	62,732	96,789

Loss from operations	(4,439)	(12,637)	(13,505)	(32,731)

Other income (expense):
Interest expense	(9,530)	(9,209)	(18,990)	(18,168)
Gain on sale of assets	446	-	446	-
Change in fair value of derivative liability	40	270	21	(84)
Foreign currency transaction (loss) gain	(21)	-	(21)	-
Total other income (expense), net	(9,065)	(8,939)	(18,544)	(18,252)

Loss before income tax expense	(13,504)	(21,576)	(32,049)	(50,983)
Income tax expense	9	40	48	95
Net loss	(13,513)	(21,616)	(32,097)	(51,078)

Other comprehensive loss:
Unrealized gain during period, net of tax of $0 and $0, respectively	-	18	-	24
Comprehensive loss	$(13,513)	$(21,598)	$(32,097)	$(51,054)

Net loss per common share:
Basic	$(1.13)	$(2.16)	$(2.70)	$(5.10)
Diluted	$(1.13)	$(2.16)	$(2.70)	$(5.10)

Weighted-average common shares outstanding:
Basic	11,913	10,016	11,907	10,016
Diluted	11,913	10,016	11,907	10,016

Reconciliation of GAAP reported net loss to adjusted EBITDA is as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
GAAP net loss	$(13,513)	$(21,616)	$(32,097)	$(51,078)
Adjustments:
Interest expense	9,530	9,209	18,990	18,168
Depreciation and amortization	1,457	18,245	11,351	36,822
Income tax expense	9	40	48	95
EBITDA	(2,517)	5,878	(1,708)	4,007
Selling, general and administrative adjustments (1)	2,505	935	3,131	1,733
Gain from sale of non-core asset (2)	(446)	-	(446)	-
Change in fair value of contingent consideration (3)	(120)	(886)	143	(540)
Change in fair value of derivative liability (4)	(40)	(270)	(21)	84
Restructuring costs (5)	385	31	1,214	131
Foreign currency transaction (gain) loss	21	-	21	-
Adjusted EBITDA	$(212)	$5,688	$2,334	$5,415

_________________________

(1)

Excludes deal costs of $0.8 million and $0.3 million; stock compensation expense of $0.5 million and $0.7 million; severance expense of $112,000 and $1,000; and litigation settlement expenses of $1.1 million and $15,000 for the three months ended June 30, 2018 and 2017, respectively. Also excludes deal costs of $0.8 million and $0.3 million; stock compensation expense of $0.9 million and $1.4 million; severance expense of $131,000 and $44,000; and arbitration and litigation settlement expenses of $1.3 million and $18,000 for the six months ended June 30, 2018 and 2017, respectively.

(2)	Excludes the gain from the sale of certain obsolete equipment.
(3)

Excludes loss from change in fair value of contingent consideration related to the 2015 acquisition of Zohydro ER and is linked to the achievement of certain net sales targets. Any change in fair values between the reporting dates is recognized in the condensed consolidated statements of operations.

(4)

Excludes loss from change in fair value of derivative liability consideration. We are required to separate the conversion option in the 4.25% Convertible Notes under ASC 815, Derivatives and Hedging. We recorded the bifurcated conversion option valued at $28.5 million at issuance, as a derivative liability, which created additional discount on the debt. The derivative liability is marked to market through the other income (expense) section on the condensed consolidated statements of operations for each reporting period.

(5)	Excludes the cost related to the initiative to restructure our sales force and operations for the three and six months ended June 30, 2018 and 2017.